EXHIBIT 99.1
Diodes Incorporated Updates Fourth Quarter Guidance and Repurchases
$46.5 million of its $230 Million Convertible Senior Notes
DALLAS, TX — December 11, 2008 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today announced its updated guidance for the fourth quarter of 2008 and the repurchase of $46.5 million of its $230 million 2.25% Convertible Senior Notes due 2026 for approximately $23.2 million in cash.
Commenting on the updated guidance, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said, “With the continued global economic weakness and decreased demand, Diodes has updated its fourth quarter revenue to be in the range of $88 million to $93 million. In addition to the previously announced cost savings initiatives and due to the continued economic decline, we have begun to initiate additional headcount reductions in our international operations in order to reduce our cost base even further. As a result, the Company expects fourth quarter GAAP earnings per share to range between $0.26 and $0.31, which includes, among other things, the repurchase of convertible debt, the impact of the cost reductions taken previously, the one-time cost of the additional planned headcount reductions and other required adjustments in accordance with GAAP. The Company expects fourth quarter non-GAAP earnings per share to range between $0.04 and $0.08.”
Commenting on the notes repurchase, Dr. Lu said, “We took advantage of our ‘no net cost’ loan obtained through our recent settlement with UBS and collateralized by our $320 million auction rate securities portfolio. Through our continuing operations as well as the previously announced reduction in capital expenditures and other cost containment measures, we believe we have sufficient cash flow to sustain us through these difficult times, and we remain committed to improving the value of Diodes through transactions such as the repurchase of our debt.”
The 2.25% Convertible Senior Notes are redeemable by note holders in October 2011 and total $183.5 million after the repurchase. Last month, the Company entered into a settlement agreement with UBS AG which, among other things, provides the Company the right to sell its entire $320.7 million par value-auction rate securities portfolio to UBS at 100 percent of par on June 30, 2010.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters are located in Dallas, Texas. A sales, marketing, engineering and logistics office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: we expect our fourth quarter revenue to be in the range of $88 million to $93 million; we plan to reduce our cost base even further and will be initiating additional headcount reductions in our international operations; we expect the Company’s fourth quarter GAAP earnings per share to range between $0.26 and $0.31 which includes the repurchase of convertible debt, the impact of the cost reduction actions taken previously, the one-time cost of additional planned headcount reductions and other adjustments in accordance with GAAP; we expect the Company’s fourth quarter adjusted earnings per share to range between $0.04 and $0.08; we believe we have sufficient cash flow to sustain us through these difficult times; we remain committed to improving the value of Diodes through transactions such as the repurchase of our debt. Potential risks and uncertainties include, but are not limited to, such factors as the UBS settlement may not provide us with the liquidity intended; we may not realize the anticipated cost savings; we may not effect the planned further reductions in costs or these cost containment measures may not prove to be material; our updated guidance may be incorrect; the Company’s business strategy, the introduction and market reception to new product announcements, fluctuations in product demand and supply, current global economic weakness, recession and financial uncertainty, the exclusion of the operations of Zetex from the Company’s 2008 internal control over financial reporting, the process of integrating Zetex into the Company’s internal control over financial reporting, known and unknown risks associated with the Company’s Zetex acquisition, the continue introduction of new products, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, the Company’s ability to successfully make additional acquisitions, risks of domestic and foreign operations, the valuation of the Company’s define benefit plans, fluctuations in the United Kingdom’s equity markets and bond markets that increase the volatility in the asset value of the Company’s define benefit plans, uncertainties in the ARS market, Company’s limited liquidity from its ARS portfolio to fund the Company’s operations and acquisitions, potential losses in the Company’s ARS portfolio, UBS calling the Company’s outstanding margin loan, fluctuations in the foreign currency exchange rates, availability of tax credits, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Diodes Incorporated Carl Wertz Chief Financial Officer E: P: 805-446-4800 E: carl_wertz@diodes.com	Shelton Group Leanne K. Sievers EVP, Investor Relations P: 949-224-3874 E: lsievers@sheltongroup.com